Filed Pursuant to Rule 433
Registration No. 333-135464

The issuer has filed a Market-Making Prospectus with the U.S. Securities and Exchange Commission (SEC) for the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus. Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus if you so request by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2006
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 1.02. Termination of a Material Definitive Agreement.
     On December 5, 2006, Allied World Assurance Company, Ltd (“AWAC”), a subsidiary of Allied World Assurance Company Holdings, Ltd (the “Company”), and IPCRe Underwriting Services Limited (“IPCUSL”) executed Amendment No. 5 (“Amendment No. 5”), dated as of December 1, 2006, to the Underwriting Agency Agreement, dated December 1, 2001 as amended, by and between AWAC and IPCUSL (the “Agency Agreement”). On December 5, 2005, AWAC delivered notice to IPCUSL terminating the Agency Agreement effective as of November 30, 2007. Pursuant to Amendment No. 5, AWAC and IPCUSL mutually agreed to terminate the Agency Agreement effective as of November 30, 2006. In accordance with Amendment No. 5, AWAC shall pay to IPCUSL a $400,000 early termination fee, $250,000 of which is immediately payable and $75,000 of which is payable on each of December 1, 2007 and 2008, respectively. AWAC will also continue to pay to IPCUSL any agency commissions due under the Agency Agreement for any and all business bound prior to November 30, 2006, and IPCUSL will continue to service such business until November 30, 2009 pursuant to the Agency Agreement. As of December 1, 2006, the Company began to produce, underwrite and administer property catastrophe treaty reinsurance business on its own behalf.
     American International Group, Inc. (“AIG”) was one of the founding investors that formed the Company in 2001 and is a principal shareholder of the Company. AIG was also a principal shareholder of IPC Holdings, Ltd., the parent company of IPCUSL, until August 2006. A copy of Amendment No. 5 is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of Amendment No. 5 contained herein is qualified in its entirety by reference to Amendment No. 5 filed herewith.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1
Amendment No. 5, dated as of December 1, 2006, to the Underwriting Agency Agreement, dated December 1, 2001, as amended, by and between Allied World Assurance Company, Ltd and IPCRe Underwriting Services Limited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Dated: December 7, 2006	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amendment No. 5, dated as of December 1, 2006, to the Underwriting Agency Agreement, dated December 1, 2001, as amended, by and between Allied World Assurance Company, Ltd and IPCRe Underwriting Services Limited.

Exhibit 10.1
AMENDMENT NO. 5
TO
UNDERWRITING AGENCY AGREEMENT
DATED DECEMBER 1, 2001, AS AMENDED
     This AMENDMENT NO. 5 TO UNDERWRITING AGENCY AGREEMENT (this “Amendment”) is made and entered into as of December 1, 2006, by and between Allied World Assurance Company, Ltd (the “Company”) and IPCRe Underwriting Services Limited (the “Underwriting Agent”).
W I T N E S S E T H:
     WHEREAS, the Company and the Underwriting Agent (each of the Company and the Underwriting Agent a “Party” and together the “Parties”) have entered into an Underwriting Agency Agreement, dated as of December 1, 2001, as amended from time to time (the “Agreement”); and
     WHEREAS, the Company and the Underwriting Agent desire to further amend the Agreement in accordance with the terms and conditions contained herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Underwriting Agent agree as follows:
     1. It is hereby agreed that Section 13.1 of the Agreement be deleted in its entirety and the following be inserted in lieu thereof:
“13.1	This Agreement shall terminate as of November 30, 2006 (the “Termination Date”), and the Company shall pay to the Underwriting Agent an early termination fee of $400,000, which shall be payable in three installments as follows:

$250,000 payable on December 1, 2006;

$75,000 payable on December 1, 2007; and

$75,000 payable on December 1, 2008.
Such fee so payable under this Section 13.1 is in addition to any Agency Commission due to the Underwriting Agent in accordance with Section 10 of the Agreement.”

     2. It is hereby agreed that new Sections 13.4 and 13.5 shall be inserted as follows:
“13.4	Notwithstanding Section 13.1 or any other provision contained in the Agreement, the Parties agree that, with effect from the Termination Date, the Underwriting Agent shall cease to perform any underwriting services on behalf of the Company save that in respect of Subject Business entered into prior to and existing as of the Termination Date, the Underwriting Agent shall continue to provide the services set out in Schedule A attached to this Amendment on behalf of the Company for a period of three years commencing on the Termination Date and ending on the third anniversary of the Termination Date (the “Extension Period”).
13.5	The Parties may by written agreement further extend the Extension Period for such period and on such terms as they may mutually agree.”
     3. It is hereby agreed that the third sentence of Section 8.3 of the Agreement which reads “All Books and Records shall be delivered to the Companies upon termination of this Agreement.” shall be deleted and the following be substituted therefor:
“All such Books and Records shall be delivered to the Company upon expiration of the Extension Period or at such later date as may be mutually agreed by the Parties in writing.”
     4. Capitalized terms used herein but not otherwise defined shall have the meanings as respectively set forth in the Agreement.
     5. Except to the extent amended hereby, the Agreement, as previously amended, shall remain unmodified and in full force and effect in accordance with its terms.
     6. This Amendment may be executed in any number of counterparts which together shall constitute one and the same instrument.

For and on behalf of	For and on behalf of
IPCRe Underwriting Services Limited	Allied World Assurance Company, Ltd

/s/ James P. Bryce	/s/ Scott Carmilani

James P. Bryce	Scott Carmilani
President & Chief Executive Officer	President & Chief Executive Officer

SCHEDULE A
Services to be performed by the Underwriting Agent in respect of Subject Business entered into and existing as at the Termination Date. References to Sections below are to the respective Sections of the Agreement.
1.	Section 4

2.	Section 6.2 (only to the extent, if appropriate, to terminate or cancel policies and issue notices of cancellation)

3.	Section 6.3

4.	Section 6.5

5.	Section 7.1

6.	Section 7.2

7.	Section 7.3

8.	Section 7.4

9.	Section 7.5

10.	Section 7.6